EXHIBIT 5

August 21, 2006

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

This opinion is being submitted in connection with a Registration Statement on Form S-8 (“Registration Statement”) of The PNC Financial Services Group, Inc. (the “Corporation”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, related to the registration of: $30,000,000 of deferred compensation obligations (“Deferred Compensation Obligations”) offered pursuant to The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan, as amended (the “Supplemental Incentive Savings Plan”); and, $5,000,000 of Deferred Compensation Obligations offered pursuant to The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan (the “Deferred Compensation Plan”).

We are counsel to the Corporation and, in such capacity, we have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, we have examined: (i) the Corporation’s Articles of Incorporation and By-laws, each as amended to date, (ii) the Registration Statement, (iii) the Supplemental Incentive Savings Plan, (iv) the Deferred Compensation Plan, and (v) such other documents, records, and other instruments as we have deemed appropriate for the purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering such opinion, we assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should either or both of the Supplemental Incentive Savings Plan and the Deferred Compensation Plan be amended, modified or terminated in accordance with their terms.

Based on the foregoing, we are of the opinion that:

(i) the Deferred Compensation Obligations, when issued by the Corporation in the manner provided pursuant to the Supplemental Incentive Savings Plan, will be valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with the terms of the Supplemental Incentive Savings Plan, subject to the qualification that the enforceability of obligations of the Corporation thereunder may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting rights and remedies of creditors generally, and by general principles of equity; and

(ii) the Deferred Compensation Obligations, when issued by the Corporation in the manner provided pursuant to the Deferred Compensation Plan, will be valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with the terms of the Deferred Compensation Plan, subject to the qualification that the enforceability of obligations of the Corporation thereunder may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting rights and remedies of creditors generally, and by general principles of equity.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS